Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — KPMG LLP

The Board of Directors
Rimini Street, Inc. and Subsidiaries

We consent to the use of our report dated June 30, 2017, with respect to the consolidated balance sheets of Rimini Street, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
San Francisco, California
August 30, 2017